Exhibit 10.31

AWARD TERMS OF OPTIONS GRANTED UNDER
[THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN]
[THE CHEMOURS COMPANY 2017 EQUITY AND INCENTIVE PLAN]
FOR GRANTEES LOCATED IN THE U.S.

Introduction

You have been granted stock options under [The Chemours Company Equity and Incentive Plan][The Chemours Company 2017 Equity and Incentive Plan] (“Plan”), subject to the following Award Terms.  This grant is also subject to the terms of the Plan, which is hereby incorporated by reference.  However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”).  A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:  www.benefits.ml.com

Grant Award Acceptance

You must expressly accept the terms and conditions of your Award as set forth in this Agreement.  To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR AWARD IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR AWARD WILL BE SUBJECT TO CANCELLATION.
Date of Grant	[March 1, 2017] (“Date of Grant”)
Type of Options	Non-qualified stock options (“Options”)
Exercise Price	$[●]
Expiration Date	The Options will expire no later than [March 1, 2027] or two years after the date of your death if earlier. However, the Options may expire sooner. Please refer to “Termination of Employment” below.
Vesting Schedule	One-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2018].
An additional one-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2019].
The remaining one-third (33-1/3%) of the Options (rounded to a whole number of shares) will become exercisable on [March 1, 2020].

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Termination of Employment
Under 60/10 Rule

If you terminate employment (other than for Cause) after attainment of age 60 with at least 10 years of service, the Options will be exercisable through the date that is three years after the date of your termination of employment, or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Death or Disability

The Options will be exercisable through the date that is two years after the date of your termination of employment or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of your termination of employment will be automatically vested.

Due to Any Other Reason (Including Divestiture to Entity Less Than 50% Owned by Chemours)

Vested Options will be exercisable through the date that is 90 days after the date of your termination of employment or, if earlier, the Expiration Date set forth above.  After that date, any unexercised Options will expire.  Any unvested Options as of the date of your termination of employment will be forfeited.

Restricted Conduct

If you engage in any of the restricted conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, you shall forfeit all Options (whether or not vested) and shall immediately pay to the Company, with respect to previously exercised Options, an amount equal to (x) the per share Fair Market Value of the Stock on the date on which the Stock was issued with respect to the applicable previously exercised Options times (y) the number of shares of Stock underlying such previously exercised Options, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount.  For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

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(i)      Non-Disclosure of Confidential Information.  During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and/or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the Company from third parties.  Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(i)      Solicitation of Employees.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or

(ii)      Solicitation of Customers.  During your employment and for a period of one year following the termination of your employment for any reason,  you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

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(iii)     Non-Competition.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which Company engaged; or (c) take any action to invest in (other than a non- controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to Company.

(iv)      Geographic Scope.  You acknowledge that due to the broad scope of Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary.  Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy	This Award shall be subject to the Company’s Incentive Compensation Clawback Policy (as it may be amended from time to time), the terms of which are incorporated herein by reference.
Repayment/ Forfeiture

Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

Exercise Methods	There are four exercise methods from which to choose. Due to local legal requirements, not all methods are available in all countries.

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Withholding

You acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax‑Related Items or achieve any particular tax result.  Further, if you are subject to Tax- Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax‑Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent).

Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Non-transferability	You may not transfer these Options, except by will or laws of descent and distribution. The Options are exercisable during your lifetime only by you or your guardian or legal representative.
Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in this Agreement, on the Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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